Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2017 Second Quarter Results

BATON ROUGE, LA (July 26, 2017) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended June 30, 2017. The Company reported net income of $1.9 million, or $0.22 per diluted share for the second quarter of 2017, compared to $1.9 million, or $0.26 per diluted share for the quarter ended March 31, 2017, and $2.0 million, or $0.28 per diluted share, for the quarter ended June 30, 2016.
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“This was another quarter of continued progress for Investar and demonstrates our commitment to creating long-term shareholder value. We continued to experience solid organic loan growth which contributed to the increase in interest income. Deposit growth remains a focus and we are very pleased with the 16% increase in noninterest-bearing deposits compared to the first quarter of 2017. Our asset quality remains strong and we continue to see opportunities for growth in our markets. We were able to open two branches during the quarter - one in the Baton Rouge market and one in the New Orleans market. We opened the New Orleans branch sooner than we had projected as we felt there were significant opportunities in the market. We continue to focus on quality loans and deposits while controlling noninterest expense and maintaining our focus on improving our return on assets and efficiency ratios.
Also, we were excited to complete the Citizens acquisition on July 1, 2017 as announced and discussed last quarter, and believe that this acquisition fits well with our strategy of expanding Investar’s footprint in Louisiana. We also believe that the acquisition further positions us to grow the franchise and increase long-term shareholder value.”
Second Quarter Highlights

•	Nonperforming loans to total loans decreased to 0.13% at June 30, 2017 compared to 0.24% at March 31, 2017 and 0.67% at June 30, 2016.

•	Noninterest-bearing deposits were $130.6 million at June 30, 2017, an increase of $18.1 million, or 16.1%, compared to March 31, 2017.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $284.1 million at June 30, 2017, an increase of $12.2 million, or 4.5%, compared to the business lending portfolio of $271.9 million at March 31, 2017, and an increase of $57.5 million, or 25.4%, compared to the business lending portfolio of $226.6 million at June 30, 2016.

•
Total interest income increased $0.8 million, or 6.8%, for the quarter ended June 30, 2017 compared to the quarter ended March 31, 2017, and increased $1.1 million, or 10.5%, compared to the quarter ended June 30, 2016.

•
Two de novo branches, one in each of the Baton Rouge and New Orleans markets, opened at the end of the second quarter, as well as a free-standing ATM in our Baton Rouge market, creating additional banking opportunities for our existing and potential customers.

•	The Company’s common stock had a closing trade price of $22.90 at June 30, 2017, representing 22.8% growth from a closing trade price of $18.65 at December 30, 2016.

•
Total loans increased $30.8 million, or 3.4%, to $932.9 million at June 30, 2017 compared to $902.1 million at March 31, 2017. Excluding the paydown of indirect auto loans, total loans increased $40.9 million, or 5.0%, to $862.1 million at June 30, 2017 compared to $821.2 million at March 31, 2017.

Loans
Total loans were $932.9 million at June 30, 2017, an increase of $30.8 million, or 3.4%, compared to March 31, 2017, and an increase of $115.5 million, or 14.1%, compared to June 30, 2016.
The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2017	3/31/2017	6/30/2016	$	%	$	%	6/30/2017	6/30/2016
Mortgage loans on real estate
Construction and development	$109,627	$95,541	$101,080	$14,086	14.7%	$8,547	8.5%	11.8%	12.4%
1-4 Family	177,979	172,148	166,778	5,831	3.4	11,201	6.7	19.1	20.4
Multifamily	46,109	47,776	37,300	(1,667)	(3.5)	8,809	23.6	4.9	4.6
Farmland	8,006	7,994	8,343	12	0.2	(337)	(4.0)	0.9	1.0
Commercial real estate
Owner-occupied	185,226	181,590	151,464	3,636	2.0	33,762	22.3	19.8	18.5
Nonowner-occupied	223,297	210,874	180,842	12,423	5.9	42,455	23.5	23.9	22.1
Commercial and industrial	98,837	90,352	75,103	8,485	9.4	23,734	31.6	10.6	9.2
Consumer	83,879	95,873	96,560	(11,994)	(12.5)	(12,681)	(13.1)	9.0	11.8
Total loans	932,960	902,148	817,470	30,812	3.4%	115,490	14.1%	100%	100%
Loans held for sale	—	—	46,717	—	—	(46,717)	(100.0)
Total gross loans	$932,960	$902,148	$864,187	$30,812	3.4%	$68,773	8.0%
Consumer loans, including indirect auto loans of $70.8 million, totaled $83.9 million at June 30, 2017, a decrease of $12.0 million, or 12.5%, compared to $95.9 million, including indirect auto loans of $80.9 million, at March 31, 2017, and a decrease of $12.7 million, or 13.1%, compared to $96.6 million at June 30, 2016. The decrease in consumer loans when compared to the linked quarter is attributable to the scheduled paydowns of the consumer loans. Since the Bank discontinued accepting indirect auto loan applications at the end of 2015, which was the primary source of its consumer loan portfolio and consumer loans held for sale, the consumer loan portfolio is expected to decrease over time.
At June 30, 2017, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $284.1 million, an increase of $12.2 million, or 4.5%, compared to the business lending portfolio of $271.9 million at March 31, 2017, and an increase of $57.5 million, or 25.4%, compared to the business lending portfolio of $226.6 million at June 30, 2016. The increase in the business lending portfolio is attributable to our focus on relationship banking and growing our commercial loan portfolio.
Credit Quality
Nonperforming loans were $1.2 million, or 0.13% of total loans, at June 30, 2017, a decrease of $0.9 million, or 42.9%, compared to $2.1 million, or 0.24% of total loans, at March 31, 2017, and a decrease of $4.3 million, or 78.2%, compared to $5.5 million, or 0.67% of total loans, at June 30, 2016. The decrease in nonperforming loans compared to June 30, 2016 is mainly attributable to one $2.7 million commercial and industrial loan relationship that was not performing at June 30, 2016 but was subsequently resolved without any additional adverse impact to the financial statements.
The allowance for loan losses was $7.3 million, or 627.63% and 0.78% of nonperforming loans and total loans, respectively, at June 30, 2017, compared to $7.2 million, or 337.95% and 0.80% of nonperforming loans and total loans, respectively, at March 31, 2017, and $7.1 million, or 129.59% and 0.87% of nonperforming loans and total loans, respectively, at June 30, 2016.
The provision for loan losses was $0.4 million for both the first and second quarter of 2017, a decrease of $0.4 million compared to provision for loan losses of $0.8 million for the quarter ended June 30, 2016. The $0.8 million provision for loan losses for the quarter ended June 30, 2016 is attributable to the specific reserve recorded against the $2.7 million commercial and industrial loan relationship that was placed on nonaccrual during the quarter, discussed above.

Management continues to monitor the Company’s loan portfolio for exposure to potential negative impacts of suppressed oil and gas prices. We consider our direct exposure to the energy sector not to be significant, at less than one percent of the total loan portfolio at June 30, 2017. However, should the price of oil and gas decline further and/or remain at the current low price for an extended period, the general economic conditions in our south Louisiana markets could be negatively affected and could negatively impact borrowers’ ability to service their debt. Management continually evaluates the allowance for loan losses based on several factors, including economic conditions, and currently believes that any potential negatively affected future cash flows related to these loans would be covered by the current allowance for loan losses.
Deposits
Total deposits at June 30, 2017 were $894.8 million, an increase of $26.3 million, or 3.0%, compared to March 31, 2017, and an increase of $27.6 million, or 3.2%, compared to June 30, 2016. Noninterest-bearing demand deposits experienced the greatest percentage growth during the second quarter of 2017 with an increase of 16.1%, or $18.1 million, compared to March 31, 2017. The increase in total deposits compared to June 30, 2016 was driven by large increases in NOW accounts, money market deposit accounts and noninterest-bearing demand deposits. These increases were offset by a $58.0 million, or 12.7%, decrease in time deposits. During the third quarter of 2016, the Company began lowering its rates on time deposits in an effort to begin reducing its cost of funds and its dependency on certificates of deposit. As a result of this strategy, as time deposits mature, many have not renewed with the Bank. The decrease in time deposits is primarily a result of the withdrawal of time deposits by other financial institutions in search of higher rates.

The following table sets forth the composition of the Company’s deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	6/30/2017	3/31/2017	6/30/2016	$	%	$	%	6/30/2017	6/30/2016
Noninterest-bearing demand deposits	$130,625	$112,514	$109,828	$18,111	16.1%	$20,797	18.9%	14.6%	12.7%
NOW accounts	171,244	168,860	139,893	2,384	1.4	31,351	22.4	19.1	16.1
Money market deposit accounts	143,957	124,604	108,552	19,353	15.5	35,405	32.6	16.1	12.5
Savings accounts	50,945	52,682	52,899	(1,737)	(3.3)	(1,954)	(3.7)	5.7	6.1
Time deposits	398,054	409,894	456,033	(11,840)	(2.9)	(57,979)	(12.7)	44.5	52.6
Total deposits	$894,825	$868,554	$867,205	$26,271	3.0%	$27,620	3.2%	100.0%	100.0%
Net Interest Income
Net interest income for the second quarter of 2017 totaled $9.3 million, an increase of $0.4 million, or 5.0%, compared to the first quarter of 2017, and an increase of $0.6 million, or 7.4%, compared to the second quarter of 2016. The increase in net interest income is mainly a result of continued growth of the Company’s loan portfolio, with an increase in net interest income of $0.9 million due to an increase in volume offset by a $0.3 million decrease related to an increase in the cost of funds compared to the second quarter of 2016. In addition, in the second quarter of 2017, the Company recognized approximately $138,000 of recoveries on an acquired loan.
The Company’s net interest margin was 3.28% for the quarter ended June 30, 2017 compared to 3.27% for the quarter ended March 31, 2017 and 3.38% for the quarter ended June 30, 2016. The yield on interest-earning assets was 4.18% for the quarter ended June 30, 2017 compared to 4.10% for the quarter ended March 31, 2017 and 4.18% for the quarter ended June 30, 2016. Five basis points of the increase in the yield on interest-earning assets when compared to the quarter ended March 31, 2017 is attributable to the $138,000 of recoveries on an acquired loan, mentioned above.
The cost of deposits increased one basis point to 0.98% for the quarter ended June 30, 2017 compared to 0.97% for the quarter ended March 31, 2017, and increased two basis points compared to 0.96% for the quarter ended June 30, 2016. The increase in the cost of deposits when compared to the quarter ended June 30, 2016 is primarily a result of increases in the cost of time deposits and interest-bearing demand deposits. The overall costs of funds for the quarter ended June 30, 2017 increased twelve basis points to 1.10% compared to 0.98% for the quarter ended March 31, 2017 and increased fifteen basis points compared to 0.95% for the quarter ended June 30, 2016. The increase in the cost of funds is mainly attributable to the increase in long term borrowings mainly resulting from the Company’s issuance and sale, on March 24, 2017, of $18.6 million in aggregate principal amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due in 2027. The Company used the net proceeds from the debt issuance to fund a portion of the acquisition of Citizens Bancshares, Inc. and its wholly-owned subsidiary, Citizens Bank, as intended. The acquisition closed on July 1, 2017, therefore, the Company incurred a full quarter of interest expense without realizing any financial benefit of the acquisition.

Noninterest Income
Noninterest income for the second quarter of 2017 totaled $0.8 million, a decrease of $0.1 million, or 9.5%, compared to the first quarter of 2017, and a decrease of $1.5 million, or 64.5%, compared to the second quarter of 2016. The decrease in noninterest income when compared to the quarter ended June 30, 2016 is mainly attributable to the $1.3 million decrease in the gain on sale of fixed assets. The gain on sale of fixed assets recognized in the quarter ended June 30, 2016 resulted from the sale of the land and building of one of the Bank’s branch locations to a healthcare company. The decrease in noninterest income compared to the quarter ended June 30, 2016 can also be attributed to the $0.2 million decrease in servicing fees and fee income on serviced loans. As the Bank’s portfolio of serviced loans ages, and consequently decreases in principal value, the servicing fees earned will continue to decrease.
Noninterest Expense
Noninterest expense for the second quarter of 2017 totaled $6.9 million, an increase of $0.2 million, or 3.7%, compared to the first quarter of 2017, and a decrease of $0.2 million, or 2.5%, compared to the second quarter of 2016. The increase in noninterest expense compared to the first quarter of 2017 is mainly attributable to the $0.2 million increase in salaries and employee benefits. This increase is mainly attributable to additional lenders hired at the end of the first quarter of 2017. In addition, at the end of the second quarter of 2017, the Company opened two de novo branch locations which required the hiring of additional employees in addition to incurring other operating expenses. The branch openings had an estimated impact to noninterest expense for the second quarter of 2017 of approximately $0.1 million. Furthermore, the Company recorded a $0.1 million write-down of repossessed equipment which is also included in other operating expenses.
The decrease in noninterest expense compared to the second quarter of 2016 is mainly attributable to the $0.6 million decrease in customer reimbursements, which were paid to certain borrowers in the second quarter of 2016, offset by $0.2 million increases in both salaries and employee benefits and other operating expenses. The increase in other operating expenses was driven by increases in bank shares taxes and expenses related to other real estate owned, as well as the write-down of repossessed equipment mentioned above.
Basic Earnings Per Share and Diluted Earnings Per Share
The Company reported both basic and diluted earnings per share of $0.22 for the three months ended June 30, 2017, a decrease of $0.06 compared to basic and diluted earnings per share of $0.28 for the three months ended June 30, 2016. The decrease in both basic and diluted earnings per share is directly attributable to the Company’s issuance of approximately 1.6 million common shares as part of a public offering on March 22, 2017.
Taxes
The Company recorded income tax expense of $0.9 million for the quarter ended June 30, 2017, which equates to an effective tax rate of 31.3%.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 15 full service banking offices located throughout its market. At June 30, 2017, the Company had 157 full-time equivalent employees.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•
changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers and including the potential impact on our borrowers of the August 2016 flooding in Baton Rouge and surrounding areas;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana;

•	concentration of credit exposure; and

•	the ability to effectively integrate employees, customers, operations and branches from our recent acquisition of Citizens.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2017	3/31/2017	6/30/2016	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$11,844	$11,093	$10,719	6.8%	10.5%
Total interest expense	2,542	2,233	2,061	13.8	23.3
Net interest income	9,302	8,860	8,658	5.0	7.4
Provision for loan losses	375	350	800	7.1	(53.1)
Total noninterest income	801	885	2,256	(9.5)	(64.5)
Total noninterest expense	6,928	6,684	7,104	3.7	(2.5)
Income before income taxes	2,800	2,711	3,010	3.3	(7.0)
Income tax expense	877	847	1,005	3.5	(12.7)
Net income	$1,923	$1,864	$2,005	3.2	(4.1)

AVERAGE BALANCE SHEET DATA
Total assets	$1,198,878	$1,157,654	$1,086,604	3.6%	10.3%
Total interest-earning assets	1,137,752	1,097,816	1,028,360	3.6	10.6
Total loans	914,265	892,546	800,710	2.4	14.2
Total gross loans	914,265	892,546	852,475	2.4	7.2
Total interest-bearing deposits	745,647	778,262	739,678	(4.2)	0.8
Total interest-bearing liabilities	922,780	920,360	866,386	0.3	6.5
Total deposits	862,361	888,672	835,215	(3.0)	3.3
Total stockholders’ equity	149,713	117,497	112,035	27.4	33.6

PER SHARE DATA
Earnings:
Basic earnings per share	$0.22	$0.26	$0.28	(15.4)%	(21.4)%
Diluted earnings per share	0.22	0.26	0.28	(15.4)	(21.4)
Core Earnings(1):
Basic earnings per share(1)	0.22	0.27	0.20	(18.5)	10.0
Diluted earnings per share(1)	0.22	0.27	0.21	(18.5)	4.8
Book value per share	17.11	16.85	15.63	1.5	9.5
Tangible book value per share(1)	16.74	16.48	15.18	1.6	10.3
Common shares outstanding	8,815,119	8,805,810	7,214,734	0.1	22.2

PERFORMANCE RATIOS
Return on average assets	0.64%	0.65%	0.74%	(1.5)%	(13.5)%
Core return on average assets(1)	0.64	0.68	0.54	(5.9)	18.5
Return on average equity	5.15	6.44	7.18	(20.0)	(28.3)
Core return on average equity(1)	5.11	6.65	5.25	(23.2)	(2.7)
Net interest margin	3.28	3.27	3.38	0.3	(3.0)
Net interest income to average assets	3.11	3.10	3.20	0.3	(2.8)
Noninterest expense to average assets	2.32	2.34	2.62	(0.9)	(11.5)
Efficiency ratio(2)	68.57	68.59	65.09	—	5.3
Core efficiency ratio(1)	68.46	67.18	68.42	1.9	0.1
Dividend payout ratio	9.94	7.73	3.57	28.6	178.4
Net charge-offs to average loans	0.03	0.02	0.02	50.0	50.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2017	3/31/2017	6/30/2016	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.41%	0.53%	0.51%	(22.6)%	(19.6)%
Nonperforming loans to total loans	0.13	0.24	0.67	(45.8)	(80.6)
Allowance for loan losses to total loans	0.78	0.80	0.87	(2.5)	(10.3)
Allowance for loan losses to nonperforming loans	627.63	337.95	129.6	85.7	384.3

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	12.30%	12.62%	10.01%	(2.5)%	22.9%
Tangible equity to tangible assets(1)	12.07	12.38	9.75	(2.5)	23.8
Tier 1 leverage ratio	12.71	12.97	10.46	(2.0)	21.5
Common equity tier 1 capital ratio(2)	14.41	14.84	11.11	(2.9)	29.7
Tier 1 capital ratio(2)	14.75	15.20	11.47	(3.0)	28.6
Total capital ratio(2)	17.22	17.77	12.19	(3.1)	41.3
Investar Bank:
Tier 1 leverage ratio	13.96	14.23	10.26	(1.9)	36.1
Common equity tier 1 capital ratio(2)	16.20	16.68	11.25	(2.9)	44.0
Tier 1 capital ratio(2)	16.20	16.68	11.25	(2.9)	44.0
Total capital ratio(2)	16.91	17.41	11.97	(2.9)	41.3

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2017

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2017	March 31, 2017	June 30, 2016
ASSETS
Cash and due from banks	$11,720	$8,043	$9,958
Interest-bearing balances due from other banks	23,238	18,600	27,175
Federal funds sold	3	—	1
Cash and cash equivalents	34,961	26,643	37,134

Available for sale securities at fair value (amortized cost of $185,121, $176,363, and $149,986, respectively)	183,584	174,139	151,841
Held to maturity securities at amortized cost (estimated fair value of $19,418, $19,422, and $25,810, respectively)	19,460	19,648	25,656
Loans held for sale	—	—	46,717
Loans, net of allowance for loan losses of $7,320, $7,243, and $7,091, respectively	925,640	894,905	810,379
Other equity securities	7,025	6,320	7,371
Bank premises and equipment, net of accumulated depreciation of $7,497, $7,117, and $6,017, respectively	31,510	31,434	30,147
Other real estate owned, net	3,830	4,045	279
Accrued interest receivable	3,197	3,243	2,840
Deferred tax asset	2,343	2,601	1,459
Goodwill and other intangible assets, net	3,213	3,224	3,254
Bank-owned life insurance	7,297	7,248	7,101
Other assets	3,466	2,385	2,752
Total assets	$1,225,526	$1,175,835	$1,126,930

LIABILITIES
Deposits
Noninterest-bearing	$130,625	$112,514	$109,828
Interest-bearing	764,200	756,040	757,377
Total deposits	894,825	868,554	867,205
Advances from Federal Home Loan Bank	109,285	82,413	93,599
Repurchase agreements	36,745	36,361	28,854
Subordinated debt	18,145	18,133	—
Junior subordinated debt	3,609	3,609	3,609
Other borrowings	—	78	—
Accrued taxes and other liabilities	12,121	18,351	20,900
Total liabilities	1,074,730	1,027,499	1,014,167

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 8,815,119, 8,805,810, and 7,214,734 shares outstanding, respectively	8,815	8,806	7,215
Surplus	113,246	112,927	82,854
Retained earnings	29,644	27,916	22,507
Accumulated other comprehensive loss	(909)	(1,313)	187
Total stockholders’ equity	150,796	148,336	112,763
Total liabilities and stockholders’ equity	$1,225,526	$1,175,835	$1,126,930

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016

INTEREST INCOME
Interest and fees on loans	$10,559	$10,004	$9,781	$20,563	$19,266
Interest on investment securities	1,199	1,029	891	2,228	1,747
Other interest income	86	60	47	146	84
Total interest income	11,844	11,093	10,719	22,937	21,097

INTEREST EXPENSE
Interest on deposits	1,827	1,853	1,763	3,680	3,278
Interest on borrowings	715	380	298	1,095	614
Total interest expense	2,542	2,233	2,061	4,775	3,892
Net interest income	9,302	8,860	8,658	18,162	17,205

Provision for loan losses	375	350	800	725	1,254
Net interest income after provision for loan losses	8,927	8,510	7,858	17,437	15,951

NONINTEREST INCOME
Service charges on deposit accounts	96	97	88	193	185
Gain on sale of investment securities, net	109	106	144	215	224
Gain on sale of fixed assets, net	1	23	1,252	24	1,252
(Loss) gain on sale of other real estate owned, net	(10)	5	10	(5)	11
Gain on sale of loans, net	—	—	—	—	313
Servicing fees and fee income on serviced loans	378	423	537	801	1,128
Other operating income	227	231	225	458	430
Total noninterest income	801	885	2,256	1,686	3,543
Income before noninterest expense	9,728	9,395	10,114	19,123	19,494

NONINTEREST EXPENSE
Depreciation and amortization	391	376	369	767	739
Salaries and employee benefits	4,109	3,950	3,890	8,059	7,763
Occupancy	245	264	242	509	478
Data processing	355	368	367	723	741
Marketing	119	28	102	147	214
Professional fees	231	232	375	463	654
Customer reimbursements	—	—	584	—	584
Acquisition expenses	80	145	—	225	—
Other operating expenses	1,398	1,321	1,175	2,719	2,315
Total noninterest expense	6,928	6,684	7,104	13,612	13,488
Income before income tax expense	2,800	2,711	3,010	5,511	6,006
Income tax expense	877	847	1,005	1,724	2,011
Net income	$1,923	$1,864	$2,005	$3,787	$3,995

EARNINGS PER SHARE
Basic earnings per share	$0.22	$0.26	$0.28	$0.48	$0.56
Diluted earnings per share	$0.22	$0.26	$0.28	$0.47	$0.55
Cash dividends declared per common share	$0.02	$0.02	$0.01	$0.04	$0.02

INVESTAR HOLDING CORPORATION
EARNINGS PER SHARE
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the six months ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016

Net income	$1,923	$1,864	$2,005	$3,787	$3,995
Weighted average number of common shares outstanding used in computation of basic earnings per share	8,685,980	7,205,942	7,158,532	7,950,049	7,176,545
Effect of dilutive securities:
Restricted stock	27,045	20,604	15,298	20,557	12,705
Stock options	43,640	26,838	14,715	34,478	14,752
Stock warrants	23,963	23,485	11,231	22,212	11,249
Weighted average number of common shares outstanding plus effect of dilutive securities used in computation of diluted earnings per share	8,780,628	7,276,869	7,199,776	8,027,296	7,215,251
Basic earnings per share	$0.22	$0.26	$0.28	$0.48	$0.56
Diluted earnings per share	$0.22	$0.26	$0.28	$0.47	$0.55

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$914,265	$10,559	4.63%	$892,546	$10,004	4.55%	$852,475	$9,781	4.60%
Securities:
Taxable	165,689	1,013	2.45	150,139	839	2.27	129,126	732	2.27
Tax-exempt	29,375	186	2.54	30,540	190	2.52	25,105	159	2.54
Interest-bearing balances with banks	28,423	86	1.21	24,591	60	0.99	21,654	47	0.87
Total interest-earning assets	1,137,752	11,844	4.18	1,097,816	11,093	4.10	1,028,360	10,719	4.18
Cash and due from banks	8,213			8,546			7,647
Intangible assets	3,217			3,227			3,258
Other assets	56,919			55,190			54,123
Allowance for loan losses	(7,223)			(7,125)			(6,784)
Total assets	$1,198,878			$1,157,654			$1,086,604

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$291,902	$524	0.72	$291,855	$488	0.68	$247,052	$393	0.64
Savings deposits	51,474	83	0.65	53,237	86	0.66	52,728	88	0.67
Time deposits	402,271	1,220	1.22	433,170	1,279	1.20	439,898	1,282	1.17
Total interest-bearing deposits	745,647	1,827	0.98	778,262	1,853	0.97	739,678	1,763	0.96
Short-term borrowings	137,848	350	1.02	120,923	282	0.95	103,274	229	0.89
Long-term debt	39,285	365	3.73	21,175	98	1.88	23,434	69	1.18
Total interest-bearing liabilities	922,780	2,542	1.10	920,360	2,233	0.98	866,386	2,061	0.95
Noninterest-bearing deposits	116,714			110,410			95,537
Other liabilities	9,671			9,387			12,646
Stockholders’ equity	149,713			117,497			112,035
Total liability and stockholders’ equity	$1,198,878			$1,157,654			$1,086,604
Net interest income/net interest margin		$9,302	3.28%		$8,860	3.27%		$8,658	3.38%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the six months ended
	June 30, 2017			June 30, 2016
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$903,466	$20,563	4.59%	$842,420	$19,266	4.59%
Securities:
Taxable	157,957	1,852	2.36	121,286	1,444	2.39
Tax-exempt	29,955	376	2.53	23,652	303	2.57
Interest-bearing balances with banks	26,517	146	1.12	21,210	84	0.79
Total interest-earning assets	1,117,895	22,937	4.14	1,008,568	21,097	4.20
Cash and due from banks	8,379			7,435
Intangible assets	3,222			3,219
Other assets	56,058			53,123
Allowance for loan losses	(7,174)			(6,546)
Total assets	$1,178,380			$1,065,799

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$291,878	$1,011	0.70	$243,448	$773	0.64
Savings deposits	52,350	169	0.65	52,936	177	0.67
Time deposits	417,635	2,500	1.21	411,868	2,328	1.13
Total interest-bearing deposits	761,863	3,680	0.97	708,252	3,278	0.93
Short-term borrowings	129,432	633	0.99	118,056	473	0.80
Long-term debt	30,280	462	3.08	25,050	141	1.13
Total interest-bearing liabilities	921,575	4,775	1.04	851,358	3,892	0.92
Noninterest-bearing deposits	113,579			91,428
Other liabilities	9,532			11,559
Stockholders’ equity	133,694			111,454
Total liability and stockholders’ equity	$1,178,380			$1,065,799
Net interest income/net interest margin		$18,162	3.28%		$17,205	3.42%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2017	March 31, 2017	June 30, 2016
Tangible common equity
Total stockholders’ equity	$150,796	$148,336	$112,763
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	429	440	470
Trademark intangible	100	100	100
Tangible common equity	$147,583	$145,112	$109,509
Tangible assets
Total assets	$1,225,526	$1,175,835	$1,126,930
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	429	440	470
Trademark intangible	100	100	100
Tangible assets	$1,222,313	$1,172,611	$1,123,676

Common shares outstanding	8,815,119	8,805,810	7,214,734
Tangible equity to tangible assets	12.07%	12.38%	9.75%
Book value per common share	$17.11	$16.85	$15.63
Tangible book value per common share	16.74	16.48	15.18

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		June 30, 2017	March 31, 2017	June 30, 2016
Net interest income	(a)	$9,302	$8,860	$8,658
Provision for loan losses		375	350	800
Net interest income after provision for loan losses		8,927	8,510	7,858

Noninterest income	(b)	801	885	2,256
Gain on sale of investment securities, net		(109)	(106)	(144)
Gain on sale of other real estate owned, net		10	(5)	(10)
Gain on sale of fixed assets, net		(1)	(23)	(1,252)
Gain on sale of loans, net		—	—	—
Core noninterest income	(d)	701	751	850

Core earnings before noninterest expense		9,628	9,261	8,708

Total noninterest expense	(c)	6,928	6,684	7,104
Acquisition expense		(80)	(145)	—
Severance		—	(82)	(15)
Customer reimbursements		—	—	(584)
Core noninterest expense	(f)	6,848	6,457	6,505

Core earnings before income tax expense		2,780	2,804	2,203
Core income tax expense(1)		871	876	736
Core earnings		1,909	1,928	1,467

Core basic earnings per share		0.22	0.27	0.20

Diluted earnings per share (GAAP)		$0.22	$0.26	$0.28
Gain on sale of investment securities, net		(0.01)	(0.01)	(0.01)
Loss (gain) on sale of other real estate owned, net		—	—	—
Gain on sale of fixed assets, net		—	—	(0.11)
Gain on sale of loans, net		—	—	—
Acquisition expense		0.01	0.01	—
Severance		—	0.01	—
Customer reimbursements		$—	$—	0.05
Core diluted earnings per share		$0.22	$0.27	$0.21

Efficiency ratio	(c) / (a+b)	68.57%	68.59%	65.09%
Core efficiency ratio	(f) / (a+d)	68.46%	67.18%	68.42%
Core return on average assets(2)		0.64%	0.68%	0.54%
Core return on average equity(2)		5.11%	6.65%	5.25%
Total average assets		$1,198,878	$1,157,654	$1,086,604
Total average stockholders’ equity		149,713	117,497	112,035

(1) Core income tax expense is calculated using the actual effective tax rate of 31.3%, 31.2%, and 33.4% for the three months ended June 30, 2017, March 31, 2017, and June 30, 2016, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.